Exhibit 99.1

News Release

Commercial Metals Company Announces Leadership Succession Plan

Barbara R. Smith to Retire as Chief Executive Officer, Effective September 1, 2023; Will Continue as

Chairman of the Board

Peter R. Matt, President, Appointed Chief Executive Officer and President, Effective September 1, 2023

Irving, TX – July 10, 2023 – The Board of Directors of Commercial Metals Company (NYSE: CMC) (“CMC” or the “Company”) announced today that Barbara R. Smith, the Company’s Chief Executive Officer and Chairman, has chosen to retire as Chief Executive Officer and has been appointed Executive Chairman of the Board, effective September 1, 2023. The board unanimously voted to appoint Peter R. Matt, the Company’s President, to the role of Chief Executive Officer and President of the Company effective September 1, 2023. Mr. Matt will also continue as a member of the Company’s Board of Directors, which he joined in June 2020.

Sarah Raiss, the Company’s Lead Independent Director commented, “On behalf of the Board of Directors, I want to thank Barbara for her years of service to CMC, her outstanding leadership, commitment to our values and dedication to the Company, its employees, customers, communities and shareholders. Barbara led CMC through a period of unprecedented transformation, growth and innovation. The Board is looking forward to continuing this strong trajectory under the leadership of Peter Matt, who is a strategic thinker, strong collaborator and proven leader.”

Barbara R. Smith, the Company’s Chairman and Chief Executive Officer, stated, “We have every confidence in Peter as he takes on the role and responsibilities of Chief Executive Officer, which is the result of a thoughtful and deliberate long-term succession planning process. Peter brings a wealth of financial, strategic and executive leadership experience, and I am pleased to transition the role of Chief Executive Officer of the Company to Peter.”

Mr. Matt is a seasoned global business leader with significant experience across a range of industrial companies including metals and metals-related industries. Mr. Matt has served as the Company’s President since April 9, 2023. Prior to serving as the Company’s President, Mr. Matt served from January 2017 to April 2023 as Executive Vice President and Chief Financial Officer of Constellium SE, a leading global aluminum fabrication company. Prior to joining Constellium, Mr. Matt served as a Managing Partner for Tumpline Capital, LLC from 2015 to 2016. From 1985 to 2015, he held various leadership positions with Credit Suisse.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, three EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland. Through its Tensar operations, CMC is a leading global provider of innovative ground and soil stabilization solutions selling into more than 80 national markets through two major product lines: Tensar® geogrids and Geopier® foundation systems.

Media Contact:

Susan Gerber

(214) 689-4300